EXHIBIT 16.1

December 5, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Tickets.com, Inc.’s Form 8-K dated December 5, 2002 and have the following comments:

1.     We agree with the statements made in Item 4(a).

2.     We have no basis on which to agree or disagree with the statements made in Item 4(b).

Yours truly,

DELOITTE & TOUCHE LLP